Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pacer International, Inc.:

We consent to the use of our report dated February 8, 2013, with respect to the consolidated balance sheets of Pacer International, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for the years then ended, incorporated herein by reference in this registration statement on Form S-3 of XPO Logistics, Inc. and to the reference to our firm under the heading “Experts” in this registration statement.

/s/ KPMG LLP

Columbus, Ohio

January 27, 2014